FLORIDA DEPARTMENT OF STATE
                                Sandra B. Mortham
                               Secretary of State



March 2, 1998


Capital Connection, Inc.
4417 E. Virginia Street
Suite 1
Tallahassee, FL 32302




Re: Document Number P95000040212

The Articles of Amendment to the Articles of Incorporation of SNAK-N-POP VENDING, INC. which changed its name to EURASIA GOLD FIELDS, INC., a Florida corporation, were filed on March 2, 1998.

Should you have any questions regarding this matter, please telephone (850) 487-6050, the Amendment Filing Section.

Annette Hogan
Corporate Specialist
Division of Corporations                            Letter Number: 398A00011475












      Division of Corporations - P.O. BOX 6327 -Tallahassee, Florida 32314


                                       43